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                                                                    Exhibit 99.1












                            AGREEMENT AND PLAN OF MERGER


                              Dated as of July 2, 1997


                                       Among


                                      BAA PLC,


                           W & G ACQUISITION CORPORATION


                                        And


                           DUTY FREE INTERNATIONAL, INC.


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                                  TABLE OF CONTENTS
                                                                            PAGE

                                 ARTICLE I The Offer

SECTION 1.01. The Offer.......................................................2
SECTION 1.02. Company Actions.................................................4

                                     ARTICLE II

                                     The Merger

SECTION 2.01. The Merger......................................................6
SECTION 2.02. Closing.........................................................6
SECTION 2.03. Effective Time..................................................6
SECTION 2.04. Charter and By-Laws.............................................6
SECTION 2.05. Directors.......................................................7
SECTION 2.06. Officers........................................................7

                                     ARTICLE III


                     Effect of the Merger on the Capital Stock of the Constituent Corporations; Exchange
                                  of Certificates

SECTION 3.01. Effect on Stock.................................................7
SECTION 3.02. Exchange of Certificates........................................8

                                     ARTICLE IV

                   Representations and Warranties of the Company

SECTION 4.01. Standing and Corporate Power...................................10
SECTION 4.02. Subsidiaries...................................................10
SECTION 4.03. Capital Structure..............................................11
SECTION 4.04. Authority; Noncontravention....................................12
SECTION 4.05. SEC Documents; Undisclosed Liabilities.........................13
SECTION 4.06. Information Supplied...........................................14
SECTION 4.07. Absence of Certain Changes or Events...........................15
SECTION 4.08. Litigation.....................................................15
SECTION 4.09. Absence of Changes in Benefit Plans............................16
SECTION 4.10. ERISA Compliance...............................................16
SECTION 4.11. Taxes..........................................................18
SECTION 4.12. No Excess Parachute Payments...................................19
SECTION 4.13. Voting Requirements............................................20
SECTION 4.14. State Takeover Statutes........................................20


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                                                                            PAGE

SECTION 4.15. Brokers; Schedule of Fees and Expenses.........................20
SECTION 4.16. Opinion of Financial Advisor...................................20
SECTION 4.17. Intellectual Property..........................................21
SECTION 4.18. Compliance with Laws...........................................21
SECTION 4.19. Environmental Protection.......................................22
SECTION 4.20. Labor Relations and Employment.................................24
SECTION 4.21. Contracts......................................................25
SECTION 4.22. Inventory......................................................26
SECTION 4.23. Balance Sheet Reserves.........................................26
SECTION 4.24. Foreign Corrupt Practices Act..................................26

                                     ARTICLE V

                  Representations and Warranties of Parent and Sub

SECTION 5.01. Standing and Corporate Power...................................27
SECTION 5.02. Authority; Noncontravention....................................27
SECTION 5.03. Information Supplied...........................................28
SECTION 5.04. Brokers........................................................28
SECTION 5.05. Financing......................................................29

                                     ARTICLE VI

                     Covenants Relating to Conduct of Business

SECTION 6.01. Conduct of Business............................................29
SECTION 6.02. No Solicitation................................................32

                                    ARTICLE VII

                               Additional Agreements

SECTION 7.01. Stockholder Approval; Preparation of Proxy Statement...........34
SECTION 7.02. Access to Information; Confidentiality.........................35
SECTION 7.03. Reasonable Efforts; Notification...............................35
SECTION 7.04. Stock Options..................................................36
SECTION 7.05. Indemnification................................................37
SECTION 7.06. Directors......................................................39
SECTION 7.07. Fees and Expenses..............................................40
SECTION 7.08. Public Announcements...........................................41
SECTION 7.09. Transfer Taxes.................................................42



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                                                                            PAGE
                                  ARTICLE VIII

                             Conditions Precedent                            42

                                     ARTICLE IX

                         Termination, Amendment and Waiver

SECTION 9.01. Termination....................................................43
SECTION 9.02. Effect of Termination..........................................45
SECTION 9.03. Amendment......................................................45
SECTION 9.04. Extension; Waiver..............................................45
SECTION 9.05. Procedure for Termination, Amendment, Extension or Waiver......45

                                     ARTICLE X

                                 General Provisions

SECTION 10.01. Nonsurvival of Representations and Warranties.................46
SECTION 10.02. Notices.......................................................46
SECTION 10.03. Definitions...................................................47
SECTION 10.04. Interpretation................................................48
SECTION 10.05. Counterparts..................................................48
SECTION 10.06. Entire Agreement; No Third-Party Beneficiaries................48
SECTION 10.07. Governing Law.................................................48
SECTION 10.08. Assignment....................................................49
SECTION 10.09. Enforcement...................................................49

Exhibit A     Conditions of the Offer


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         AGREEMENT AND PLAN OF MERGER, dated as of July 2, 1997, among BAA plc, a corporation organized under the laws of England ("Parent"), W & G Acquisition Corporation, a Maryland corporation ("Sub") and a wholly owned subsidiary of Parent, and Duty Free International, Inc., a Maryland corporation (the "Company").

         WHEREAS, the respective Board of Directors of Parent, Sub and the Company have approved the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement;

         WHEREAS, in furtherance of such acquisition, Parent proposes to cause Sub to make a tender offer (as it may be amended from time to time as permitted under this Agreement, the "Offer") to purchase all the issued and outstanding shares of Common Stock, par value $0.01 per share, of the Company (the "Common Stock"), at a price per share of Common Stock of $24, net to the seller in cash, upon the terms and subject to the conditions set forth in this Agreement;

         WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, Sub and certain stockholders of the Company (the "Stockholders"), are entering into a stockholder agreement (the "Stockholders Agreement") pursuant to which the Stockholders shall agree to take certain actions to support the transactions contemplated by this Agreement;
WHEREAS, concurrently with the execution and delivery of this Agreement, Parent and the Company are entering into a stock option agreement (the "Option Agreement"), pursuant to which the Company has granted to Parent an irrevocable option to purchase up to 5,434,367 newly issued shares of Common Stock (the "Option Shares"), upon the terms and subject to the conditions of the Option Agreement, at a price of $24 per Option Share.

         WHEREAS, the Board of Directors of the Company has (a) determined that the Offer and the Merger (as defined below) are advisable and fair to and in the best interests of the stockholders of the Company, (b) approved (i) the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement, (ii) the transactions contemplated by the Stockholder Agreement and (iii) the transactions contemplated by the Option Agreement (collectively, the "Transactions"), (c) approved the execution, delivery and performance of this Agreement and (d) resolved to recommend accep-

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                                         -2-

tance of the Offer and approval of the Merger by such stockholders;

         WHEREAS, the respective Boards of Directors of Parent, Sub and the Company have approved the merger of Sub into the Company (the "Merger"), on the terms and subject to the conditions set forth in this Agreement, whereby each issued and outstanding share of Common Stock not owned directly or indirectly by Parent or the Company shall be converted into the right to receive the per share consideration paid pursuant to the Offer; and

         WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.

         NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                                     ARTICLE I

                                     The Offer

         SECTION 1.01. THE OFFER. (a) Subject to the provisions of this Agreement, as promptly as practicable but in no event later than five business days after the announcement of the execution of this Agreement, Sub shall, and Parent shall cause Sub to, commence the Offer. The obligation of Sub to and of Parent to cause Sub to, accept for payment, and pay for, any shares of Common Stock tendered pursuant to the Offer shall be subject to the conditions set forth in Exhibit A attached hereto and to the other conditions of this Agreement. Sub expressly reserves the right to modify the terms of the Offer and to waive any condition of the Offer, except that, without the consent of the Company, Sub shall not (i) reduce the number of shares of Common Stock subject to the Offer, (ii) reduce the price per share of Common Stock to be paid pursuant to the Offer, (iii) modify or add to the conditions set forth in Exhibit A or otherwise amend the Offer in any manner materially adverse to the Company's stockholders, (iv) except as provided in the next two sentences, extend the Offer, or (v) change the form of consideration payable in the Offer. Notwithstanding the foregoing, Sub may, without the consent of the Company, (i) extend the Offer for a period of not more than 10 business days beyond

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the initial expiration date of the Offer (which initial expiration date shall be
20 business days following commencement of the Offer), if on the date of such extension less than 90% of the outstanding shares of Common Stock have been validly tendered and not properly withdrawn pursuant to the Offer, (ii) extend the Offer from time to time if at the initial expiration date or any extension thereof the Minimum Tender Condition (as defined in Exhibit A) or any of the other conditions to Sub's obligation to purchase shares of Common Stock set forth in paragraphs (a), (b) and (e) of Exhibit A shall not be satisfied or waived, until such time as such conditions are satisfied or waived, (iii) extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the "SEC") or the staff thereof applicable to the Offer and (iv) extend the Offer for any reason for a period of not more than 10 business days beyond the latest expiration date that would otherwise be permitted under clause (i), (ii) or (iii) of this sentence.
In addition, Sub shall at the request of the Company extend the Offer for five business days if at any scheduled expiration date of the Offer any of the conditions to Sub's obligation to purchase shares of Common Stock shall not be satisfied; provided, however, that Sub shall not be required to extend the Offer beyond December 31, 1997. On the terms and subject to the conditions of the Offer and this Agreement, Sub shall, and Parent shall cause Sub to, pay for all shares of Common Stock validly tendered and not withdrawn pursuant to the Offer that Sub becomes obligated to purchase pursuant to the Offer as soon as practicable after the expiration of the Offer.

         (b) On the date of commencement of the Offer, Parent and Sub shall file with the SEC a Tender Offer Statement on Schedule 14D-1 with respect to the Offer, which shall contain an offer to purchase and a related letter of transmittal and summary advertisement (such Schedule 14D-1 and the documents included therein pursuant to which the Offer shall be made, together with any supplements or amendments thereto, the "Offer Documents"). The Offer Documents shall comply as to form in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or Sub with respect to information

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                                         -4-

supplied by the Company for inclusion in the Offer Documents. Each of Parent, Sub and the Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and each of Parent and Sub shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents as so amended or supplemented to be filed with the SEC and to be disseminated to the Company's stockholders, in each case as and to the extent required by applicable Federal securities laws. Parent and Sub shall provide the Company and its counsel in writing with any comments Parent, Sub or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments.

         (c) Parent shall provide or cause to be provided to Sub on a timely basis all funds necessary to purchase any shares of Common Stock that Sub becomes obligated to purchase pursuant to the Offer.

         SECTION 1.02. COMPANY ACTIONS. (a) The Company hereby approves of and consents to the Offer and represents that the Board of Directors of the Company (the "Company Board"), at a meeting duly held, has unanimously duly adopted resolutions (i) determining that the Offer ,the Merger and the Transactions are advisable and fair to and in the best interests of the stockholders of the Company, (ii) approving (A) the acquisition of the Company by Parent on the terms and subject to the conditions set forth in this Agreement and (B) the Offer, the Merger and the other Transactions, (iii) approving this Agreement, (iv) amending the Company's Bylaws such that Section 3-702 of the Maryland General Corporation Law ("MGCL") is inapplicable to the Offer, the Merger, and the Transactions and exempting the Offer, the Merger and the Transactions from Section 3-602 of the MGCL and (v) recommending that the stockholders of the Company accept the Offer, tender their shares of Common Stock pursuant to the Offer and approve the Merger; provided, however, that such approval, determination, recommendation or other action may be withdrawn, modified or amended in accordance with Section 6.02(b) and Section 7.01.

         (b) On the date the Offer Documents are filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on
Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended from time to time, the "Schedule 14D-9") containing the recommendations described in
Section 1.02(a) and shall as promptly as practicable thereafter mail the
Schedule 14D-9 to the stockholders of the Com-

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                                         -5-


pany. The Schedule 14D-9 shall comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder and, on the date filed with the SEC and on the date first published, sent or given to the Company's stockholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by Parent or Sub for inclusion in the Schedule 14D-9. Each of the Company, Parent and Sub shall promptly correct any information provided by it for use in the
Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Schedule 14D-9 and to cause the
Schedule 14D-9 as so amended or supplemented to be filed with the SEC and disseminated to the Company's stockholders, in each case as and to the extent required by applicable Federal securities laws. The Company shall provide Parent and its counsel in writing with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments.

         (c) In connection with the Offer, the Company shall either (i) cause its transfer agent to furnish Sub promptly with mailing labels containing the names and addresses of the record holders of Common Stock as of a recent date and of those persons becoming record holders subsequent to such date, together with copies of all lists of stockholders, security position listings and other computer files and all other information in the Company's possession or control regarding the beneficial owners of Common Stock and shall furnish to Sub such information and assistance, and of stockholders, security position listings (including updated lists of stockholders, security position listings and computer files) as Parent may reasonably request in communicating the Offer to the Company's stockholders or (ii) make available to Sub the services of the Company's transfer agent for purposes of the dissemination of the Offer Documents and any other documents necessary to consummate the Merger. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Sub shall hold in confidence the information contained in any such labels, listings and files, shall use such information only in connection with the Offer, the Merger and, if this Agreement shall be terminated, shall,

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                                         -6-

upon request, promptly deliver to the Company any copies of such information then in their possession.

                                     ARTICLE II

                                     The Merger

         SECTION 2.01. THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the MGCL, Sub shall be merged with and into the Company at the Effective Time of the Merger (as hereinafter defined). Following the Merger, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of Sub in accordance with the MGCL.

         SECTION 2.02. CLOSING. The closing of the Merger (the "Closing") shall take place at 10:00 a.m. on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VIII (the "Closing Date"), at the offices of Cahill Gordon & Reindel, 80 Pine Street, New York, New York 10005, unless another date or place is agreed to in writing by the parties hereto.

         SECTION 2.03. EFFECTIVE TIME. On the Closing Date, the parties shall file articles of merger or other appropriate documents (in any such case, the "Articles of Merger") executed in accordance with the relevant provisions of the MGCL and shall make all other filings or recordings required under the MGCL.
The Merger shall become effective at such time as the Articles of Merger are accepted for record by the State Department of Assessment and Taxation of Maryland ("SDAT"), or at such other time as Sub and the Company shall agree and shall specify in the Articles of Merger (the time the Merger becomes effective being the "Effective Time of the Merger").

         SECTION 2.04. CHARTER AND BY-LAWS. (a) The Restated Certificate of Incorporation of the Company (the "Charter"), as in effect immediately prior to the Effective Time shall be the charter of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.
(b) The Bylaws of Sub as in effect at the Effective Time of the Merger shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

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                                         -7-

         SECTION 2.05. DIRECTORS. The directors of Sub at the Effective Time of the Merger shall be the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

         SECTION 2.06. OFFICERS. The officers of the Company at the Effective Time of the Merger shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                    ARTICLE III

               Effect of the Merger on the Stock of the Constituent
                       Corporations; Exchange of Certificates

         SECTION 3.01. EFFECT ON STOCK. As of the Effective Time of the Merger, by virtue of the Merger and without any action on the part of the holder of any shares of Common Stock or any shares of capital stock of Sub:

    (a) Each issued and outstanding share of the stock of Sub shall be converted into and become one fully paid and nonassessable share of Common Stock, par value $0.01 per share, of the Surviving Corporation.

    (b) Each share of Common Stock that is owned by any subsidiary of the Company and each share of Common Stock that is owned by Parent, Sub or any other subsidiary of Parent shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

    (c) Each issued and outstanding share of Common Stock shall be converted into the right to receive from the Surviving Corporation in cash, without interest, the price per share of Common Stock paid pursuant to the Offer (the "Merger Consideration"). As of the Effective Time of the Merger, all such shares of Common Stock shall no longer be outstanding and shall automatically be canceled

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                                         -8-

    and retired and shall cease to exist, and each holder of a certificate representing any such shares of Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest.

         SECTION 3.02.  EXCHANGE OF CERTIFICATES.

         (a) PAYING AGENT. Parent shall designate a bank or trust company reasonably acceptable to the Company to act as paying agent (the "Paying Agent") for the payment of the Merger Consideration upon surrender of certificates representing Common Stock.

         (b) PARENT TO PROVIDE FUNDS. Parent shall take all steps necessary to enable and cause the Surviving Corporation to provide to the Paying Agent on a timely basis, immediately following the Effective Time of the Merger, all the funds necessary to pay for the shares of Common Stock pursuant to Section 3.01, it being understood that any and all interest earned on funds made available to the Paying Agent in accordance with this Agreement shall be turned over to Parent.

         (c) EXCHANGE PROCEDURE. As soon as reasonably practicable after the Effective Time of the Merger, the Paying Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time of the Merger represented outstanding shares of Common Stock (the "Certificates") whose shares were converted into the right to receive the Merger Consideration pursuant to Section 3.01 (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the certificates to the Paying Agent and shall be in a form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash into which the shares of Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 3.01, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Common Stock which is not registered in the transfer records of the Company, payment may be made to a per-

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                                         -9-

son other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of such Certificate or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 3.02, each Certificate shall be deemed at any time after the Effective Time of the Merger to represent only the right to receive upon such surrender the amount of cash, without interest, into which the shares of Common Stock theretofore represented by such Certificate shall have been converted pursuant to Section 3.01. No interest shall be paid or accrue on the cash payable upon the surrender of any Certificate.

         (d) NO FURTHER OWNERSHIP RIGHTS IN COMMON STOCK. All cash paid upon the surrender of Certificates in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Common Stock theretofore represented by such Certificates, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Common Stock which were outstanding immediately prior to the Effective Time of the Merger. If, after the Effective Time of the Merger, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article III.

         (e) NO LIABILITY. None of Parent, Sub, the Company or the Paying Agent shall be liable to any person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to seven years after the Effective Time of the Merger (or immediately prior to such earlier date on which any payment pursuant to this Article III would otherwise escheat to or become the property of any Governmental Entity (as defined in Section 4.04)), the payment in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

                                     ARTICLE IV

                           Representations and Warranties
                                   of the Company

         The Company represents and warrants to Parent and Sub, except as disclosed in the SEC Documents (as defined below) or in the Disclosure Schedule attached hereto (the "Disclosure Schedule") as follows:

         SECTION 4.01. STANDING AND CORPORATE POWER. Each of the Company and each of its Significant Subsidiaries (as defined below) is a corporation validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Each of the Company and each of its Significant Subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a material adverse effect on the business, properties, assets, condition (financial or otherwise), or results of operations or prospects of the Company and its subsidiaries taken as a whole other than as the result of currency exchange rate fluctuations, customs, tax and duty law changes and changes relating to the economy generally or to the Company's industry in general and not specifically relating to the Company or any of its Subsidiaries (a "Company Material Adverse Effect"). The Company has delivered to Parent complete and correct copies of its Restated Charter and By-laws and the certificates of incorporation and by-laws of its Significant Subsidiaries, in each case as amended to the date of this Agreement. For purposes of this Agreement, a "Significant Subsidiary" means any subsidiary of the Company that constitutes a significant subsidiary within the meaning of Rule 1-02 of Regulation S-X of the SEC.

         SECTION 4.02. SUBSIDIARIES. Section 4.02 of the Disclosure Schedule lists each subsidiary of the Company and indicates those subsidiaries that constitute Significant Subsidiaries. All the outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary have been validly issued and are fully paid and nonassessable and, except as set forth in Section 4.02 of the Disclosure Schedule, are owned by the Company, by another wholly owned subsidiary of the Company or by the Company and another such wholly owned subsidiary, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens"). Except for the capital stock of its subsidiaries and except for the ownership interests set forth in Section 4.02 of the Disclosure Schedule hereto, the Company does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, joint venture or other entity.

         SECTION 4.03. CAPITAL STRUCTURE. The authorized capital stock of the Company consists of 75,000,000 shares of Common Stock, par value $0.01 per share. As of July 1, 1997, (i) 27,340,088 shares of Common Stock were issued and outstanding, and (ii) 1,572,316 shares of Common Stock were reserved for issuance pursuant to the outstanding employee stock options ("Plan Options") granted pursuant to the Stock Plans (as defined in Section 7.04), and other options ("Other Options" and, together with the Plan Options, the "Stock Options") granted to employees, directors and consultants and former employees, directors and consultants of the Company. Except as set forth above, as of the date of this Agreement, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to the Stock Plans or pursuant to the agreements representing outstanding Other Options described in clause (iii) above shall be, when issued and paid for in accordance with the terms of the applicable Stock Plan or Other Option, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are not any bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. Except as set forth in Section 4.03 of the Disclosure Schedule hereto, as of the date of this Agreement, there are not any securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Significant Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Significant Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or any of its Significant Subsidiaries or obligating the Company or any of its Significant Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this

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                                         -12-

Agreement, there are not any outstanding contractual obligations of the Company or any of its Significant Subsidiaries to purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Significant Subsidiaries or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Significant Subsidiary or any other entity.

         SECTION 4.04. AUTHORITY; NONCONTRAVENTION. The Company has the requisite corporate power and authority to enter into this Agreement and, subject to adoption of this Agreement by the holders of a majority of the outstanding shares of Common Stock, to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject to approval of the Merger and the adoption of this Agreement by the holders of a majority of the outstanding shares of Common Stock. This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The execution and delivery of this Agreement by the Company does not, and the consummation of the Transactions and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Significant Subsidiaries under, (i) the Charter or By-Laws of the Company or the comparable charter or organizational documents of any of its Significant Subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any of its Significant Subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Significant Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights or Liens or judgments, orders, decrees, statutes, law ordinances, rules or regulations that individually or in the aggregate would not (x) have a Company Material Adverse Effect, (y) materially impair the ability of the Company to perform its obligations under this Agreement or (z) prevent the consummation of any of the Transactions. No consent, approval, order or authorization of, or registration, declaration or filing with, any Federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency, domestic or foreign (a "Governmental Entity"), is required by or with respect to the Company or any of its Significant Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the Transactions, except for
(i) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), (ii) the filing with the SEC of (x) the Schedule 14D-9, (y) a proxy or information statement relating to the approval by the Company's stockholders of the Merger and this Agreement, if such approval is required by law (as amended or supplemented from time to time, the "Proxy Statement"), and (z) such reports under Section 13(a) of the Exchange Act as may be required in connection with the Operative Agreements and the Transactions, (iii) the filing of the Articles of Merger with the SDAT and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (iv) all necessary consents and approvals from each of the Customs Service Bureau and Bureau of Alcohol, Tobacco and Firearms applicable to the Merger and (v) such other consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the laws of any foreign country in which the Company or any of its Significant Subsidiaries conducts any business or owns any property or assets, the failure to obtain or make would not have a Material Adverse Effect.

         SECTION 4.05. SEC DOCUMENTS; UNDISCLOSED LIABILITIES. The Company has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1994 (the "SEC Documents"). As of their respective dates, the SEC Documents complied as to form in all material respects with the requirements of the Securities Act of 1933 (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Documents, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any SEC Document was revised or superseded by a later filed SEC Document, none of the SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the

                                         -14

statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto in effect at the time of the filing of the respective SEC Documents were prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved and fairly presented the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the SEC Documents hereto, neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by generally accepted accounting principles to be set forth on a consolidated balance sheet of the Company and its consolidated subsidiaries or in the notes thereto, except for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of the most recent consolidated balance sheet included in the SEC Documents which, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect.

         SECTION 4.06. INFORMATION SUPPLIED. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Offer Documents, the Schedule 14D-9, the information statement to be filed by the Company in connection with the Offer pursuant to Rule 14f-1 promulgated under Exchange Act (the "Information Statement") or the Proxy Statement will, in the case of the Offer Documents, the Schedule 14D-9 and the Information Statement, at the respective times the Offer Documents, the Schedule 14D-9 and the Information Statement are filed with the SEC or first published, sent or given to the Company's stockholders, or, in the case of the Proxy Statement, at the time the Proxy Statement is first mailed to the Company's stockholders or at the time of the meeting of the Company's stockholders held to vote on adoption of this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9, the Information Statement and the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub for inclusion or incorporation by reference therein.

         SECTION 4.07. ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in Section 4.07 of the Disclosure Schedule, from January 26, 1997 to the date of this Agreement, the Company has conducted its business only in the ordinary course, and there has not been (i) any Company Material Adverse Effect,
(ii) except for regular quarterly dividends payable, any declaration, setting aside or payment of any dividend or other distribution (whether in cash, Stock or property) with respect to the Common Stock, (iii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iv) (A) any granting by the Company or any of its Significant Subsidiaries to any executive officer of the Company or any Significant Subsidiaries of any increase in compensation, except as was required under employment agreements in effect as of the date of the most recent audited financial statements included in the SEC Documents, (B) any granting by the Company or any of its Significant Subsidiaries to any such executive officer of any increase in severance or termination pay, except as was required under employment, severance or termination agreements in effect as of the date of the most recent audited financial statements included in the SEC Documents or (C) any entry by the Company or any of its Significant Subsidiaries into any employment, severance or termination agreement with any such executive officer, (v) any damage, destruction or loss, whether or not covered by insurance, that has or could reasonably be expected to have a Company Material Adverse Effect on the Company and its subsidiaries taken as a whole, (vi) any change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities or business, except insofar as may have been required by a change in generally accepted accounting principles or (vii) any action which would have been prohibited without Parent's approval under Section 6.01(a) if taken between the date of this Agreement and the Effective Time of the Merger.

         SECTION 4.08. LITIGATION. Except as set forth in Section 4.08 of the Disclosure Schedule, as of the date of this Agreement (i) there is no single or series of related suits, actions or proceedings pending or, to the knowledge of the Com-pany, threatened against the Company or any of its Significant Subsidiaries, or any unsatisfied judgment against the Company or any of its Significant Subsidiaries, relating to or involving an amount greater than $500,000 and (ii) there is not any judgment, decree, injunction or similar order of any Governmental Entity or arbitrator outstanding against the Company or any of its Significant Subsidiaries or other single or series of related suits, actions or proceedings pending or, to the knowledge of the Company, threatened that, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect or prevent the consummation of the Transactions.

         SECTION 4.09. ABSENCE OF CHANGES IN BENEFIT PLANS. From January 26, 1997, to the date of this Agreement, there has not been any adoption or amendment in any material respect by the Company or any of its Significant Subsidiaries of any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of the Company or any of its Significant Subsidiaries (other than with respect to a Foreign Benefit Plan, as defined in Section 4.10(v)) (collectively, the "Benefit Plans"). Except as set forth in Section 4.09 of the Disclosure Schedule, there are no employment, consulting, severance, termination or indemnification agreements, arrangements or understandings between the Company or any of its Significant Subsidiaries and any current or former employee, officer or director of the Company or any of its Significant Subsidiaries.

         SECTION 4.10. ERISA COMPLIANCE. (i) Section 4.10 of the Disclosure Schedule hereto contains a list of all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (sometimes referred to herein as "Pension Plans"), "employee welfare benefit plans" (as defined in Section 3(l) of ERISA) and all other Benefit Plans (other than Foreign Benefit Plans) maintained, or contributed to, by the Company, any entity which is under common control with the Company under Code Section 414 ("ERISA Affiliate"), or any of the Company's Significant Subsidiaries for the benefit of any current or former employees, officers or directors of the Company or any of its ERISA Affiliates or Significant Subsidiaries. The Company has made available to Parent true, complete and correct copies of

(A) each (or, in the case of any unwritten Benefit Plans, descriptions thereof),
(B) the most recent annual report on Form 5500 filed with the Internal Revenue Service with respect to each Benefit Plan (if any such report was required), (C) the most recent actuarial valuations, if any, for the Benefit Plans, (D) the most recent description for each Benefit Plan for which such summary plan description is required and (C) each trust agreement and group annuity contract relating to any Benefit Plan.

         (ii) All Pension Plans (other than Foreign Benefit Plans as defined in
Section 4.10(v)) ("U.S. Pension Plans) have been the subject of determination letters from the Internal Revenue Service to the effect that such Pension Plans are qualified and exempt from Federal income taxes under Sections 401(a) and 501(a), respectively, of the Internal Revenue Code of 1986, as amended (the "Code"), or are standardized prototype plans which properly rely on such determination letters of the plans' sponsor and no such determination letter has been revoked nor, to the knowledge of the Company, has revocation been threatened, nor has any event occurred, nor has any such U.S. Pension Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualifications.

         (iii) Each Benefit Plan has been administered in compliance with its terms and applicable provisions of ERISA and the Code except for any instances of non-compliance that, individually or in the aggregate, are not reasonably expected to have a Company Material Adverse Effect. Neither the Company nor any Benefit Plans have engaged in any prohibited transaction as defined in ERISA Section 406 or Code Section 4975 that could have a Company Material Adverse Effect. No conditions exist in connection with any Benefit Plan (other than claims for benefits or contributions in the ordinary course) that could give rise to liability under ERISA or the Code that would reasonably be expected to have a Company Material Adverse Effect. None of the U.S. Pension Plans has an "accumulated funding deficiency" (as such term is defined in Section 302 of ERISA or Section 412 of the Code), whether or not waived, and all minimum funding obligations have been made when due. Neither any of such Benefit Plans nor any of such trusts has been terminated, nor has there been any "reportable event" (as that term is defined in Section 4043 of ERISA) with respect thereto, during the last six years which could give rise to liability that would reasonably be expected to have a Company Material Adverse Effect. Neither the Company, any of its subsidiaries nor any entity required to be aggregated with the Company under

Section 414 of the Code has incurred any liability under Title IV of ERISA (other than insurance premiums) that could reasonably be expected to have a Company Material Adverse Effect and that has not been satisfied as of the date hereof. Neither the Company nor any ERISA Affiliates has had any obligation to contribute to a multiemployer plan (as defined in ERISA Section 3(37) or Code
Section 414(f)) in the past six years.

    (iv) With respect to any Benefit Plan that is an employee welfare benefit plan, except as disclosed in the Disclosure Schedule, each such Benefit Plan (including any such Plan covering retirees or other former employees) may be amended or terminated without material liability to the Company or any of its ERISA Affiliates or Significant Subsidiaries on or at any time after the consummation of the Offer.

    (v) With respect to any employee benefit plan, program or arrangement maintained the Company by an ERISA Affiliate or Significant Subsidiary that is maintained outside the United States primarily for the benefit of persons substantially all of whom are nonresident aliens as to the United States (a "Foreign Benefit Plan"), each such Foreign Benefit Plan has been maintained in compliance with all applicable law other than any noncompliance that would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has incurred any obligation in connection with the termination of or withdrawal from any Foreign Benefit Plan other than any obligation that would not reasonably be expected to have a Company Material Adverse Effect. The present value of the accrued benefit liabilities (whether or not vested) under each Foreign Benefit Plan which is required to be funded, determined as of the end of the most recently ended fiscal year of the Company on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Foreign Benefit Plan unless such excess would not reasonably be expected to have a Company Material Adverse Effect, and for each Foreign Benefit Plan which is not required to be funded, the obligations of such Foreign Benefit Plan are properly accrued on the balance sheets of the Company or the Significant Subsidiary unless such nonaccrual of the balance sheets would not reasonably be expected to have a Company Material Adverse Effect.

         SECTION 4.11. TAXES. Each of the Company and each of its Significant Subsidiaries has filed all Federal income tax returns and all other tax returns and reports required to be filed by it, except to the extent that a failure to file, in the individual or in the aggregate, would not reasonably be ex pected to result in a Company Material Adverse Effect. All such returns are complete and correct in all respects, other than any inaccuracy or incompleteness that, in the individual or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect. The Company and each of its Significant Subsidiaries has paid (or the Company has paid on its subsidiaries' behalf) all taxes shown to be due on such returns and reports except to the extent that a failure to pay, in the individual or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect. The Company and each of its Significant Subsidiaries has paid (or the Company has paid on its subsidiaries' behalf) all taxes for which no return was required to be filed, except to the extent that a failure to pay, in the individual or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect. All taxes not previously paid do not exceed the reserve in the most recent financial statements contained in the SEC Documents for taxes payable by the Company and its Significant Subsidiaries for all taxable periods and portions thereof through the date of such financial statements by an amount that would reasonably be expected to result in a Company Material Adverse Effect. All liabilities for taxes incurred by the Company or any of its Significant Subsidiaries since the date of the most recent consolidated balance sheet included in the SEC Documents have been incurred in the ordinary course of business consistent with past practice, other than any liabilities for taxes that, individually or in the aggregate, would not reasonably be expected to result in a Company Material Adverse Effect. No deficiencies for any taxes have been proposed, asserted or assessed against the Company or any of its Significant Subsidiaries in writing that would reasonably be expected to have a Company Material Adverse Effect, and no requests for waivers of the time to assess any such taxes are pending. The Federal income tax returns of the Company and each of its Significant Subsidiaries consolidated in such returns have been examined by and settled with the United States Internal Revenue Service for all years since 1994. As used in this Agreement, "taxes" shall include all Federal, state, local and foreign income, franchise, property, sales, excise and other taxes, tariffs or governmental charges of any nature whatsoever.

         SECTION 4.12. NO EXCESS PARACHUTE PAYMENTS. Other than payments that may be made to the persons previously disclosed in writing to Parent, any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the Transactions by any employee, officer or director of the Company or any of its affiliates who is a

"disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Benefit Plan currently in effect would not be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code).

         SECTION 4.13. VOTING REQUIREMENTS. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock approving the Merger is the only vote of the holders of any class or series of the Company's capital stock necessary to approve the Merger and the Transactions.

         SECTION 4.14. STATE TAKEOVER STATUTES. The Board of Directors of the Company has (i) duly adopted a resolution exempting the Offer, the Merger and the Transactions from Section 3-602 of the MGCL and (ii) has amended the Company's By-laws such that the Offer, the Merger and the Transactions are exempt from the provisions of 3-702 of the MGCL. To the best of the Company's knowledge, no other state takeover statute or similar statute or regulation applies or purports to apply to the Offer, the Merger, this Agreement or any of the Transactions.

         SECTION 4.15. BROKERS; SCHEDULE OF FEES AND EXPENSES. No broker, investment banker, financial advisor or other person, other than Compass Partners International, LLC ("Compass"), the fees and expenses of which shall be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company's current estimate of fees and expenses incurred and to be incurred by the Company in connection with this Agreement and the Transactions (including the fees of the Company's legal counsel) are set forth in Section 4.15 of the Disclosure Schedule hereto. A true and complete copy of the engagement letter between the Company and Compass has been provided to Parent.

         SECTION 4.16. OPINION OF FINANCIAL ADVISOR. The Company has received the opinion of Compass, dated July 2, 1997, to the effect that, as of such date and based upon and subject to the matters set forth therein, the consideration to be received in the Offer and the Merger by the Company's stockholders is fair to the Company's stockholders from a financial point of view, and a signed copy of such opinion has been delivered to Parent.

         SECTION 4.17.  INTELLECTUAL PROPERTY.

         (i) The Company and its Significant Subsidiaries own, license or otherwise have the right to use all copyrights, trade names, trademarks, service marks, trade secrets, know-how, designs, software, patents, licenses and other intellectual property rights (collectively, the "Intellectual Property") that are necessary to conduct the business of the Company and its Significant Subsidiaries as presently conducted free and clear of all Liens, other than those rights the absence of which individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect. Section 4.17 of the Disclosure Schedule contains a list setting forth all material registered patents and trademarks and applications therefor that are owned by the Company or any of its Significant Subsidiaries. There are no material trade names, trademarks or service marks owned by the Company or any of its Significant Subsidiaries that are not registered or the subject of applications therefor.

         (ii) As of the date of this Agreement, there is no suit, action or proceeding pending or, to the Company's knowledge, threatened against or affecting the Company or any of its Significant Subsidiaries, which challenges the legality, validity, enforceability of, or the Company's or any of its Significant Subsidiaries' use or ownership of any of the Intellectual Property owned by the Company or any of its Significant Subsidiaries or, to the Company's knowledge, licensed to the Company or to any of its Significant Subsidiaries, other than any such suit, action or proceeding that individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect.

         (iii) The conduct of the Company's and its Significant Subsidiaries' business, the Intellectual Property owned or used by the Company and its Significant Subsidiaries, and the products or services produced, sold or licensed by the Company and its Significant Subsidiaries do not infringe, violate or misappropriate any Intellectual Property right or any other proprietary right of any person or give rise to any obligations to any person as a result of co-authority, co-authorship, co-inventorship, or any express or implied contract for any use or transfer, other than any such infringement, violation or appropriation that individually or in the aggregate would not reasonably be expected to have a Company Material Adverse Effect.

         SECTION 4.18. COMPLIANCE WITH LAWS. The Company and its Significant Subsidiaries are in material compliance with, and have not violated any applicable law, rule or regulation of any United States federal, state, local, or foreign government or agency thereof which materially affects the business, properties or assets of the Company and its Significant Subsidiaries, and no notice, charge, claim, action or assertion has been received by the Company or any of its Significant Subsidiaries or has been filed, commenced or, to the Company's knowledge, threatened against the Company or any of its Significant Subsidiaries alleging any such violation, except for any matter which could not reasonably be expected to have a Company Material Adverse Effect. All material licenses, permits and authorizations which are required under all laws, rules and regulations to conduct the Company's and its Significant Subsidiaries' operations as presently conducted are in full force and effect, no appeal nor any other action is pending to revoke any such permit, license or authorization, and the Company and its Significant Subsidiaries are in full compliance with all terms and conditions of all such permits, licenses and authorizations, except where the failure to have all such permits, licenses and other authorizations, the failure to be in full force and effect and in compliance therewith or the existence of any such appeal or other action would not reasonably be expected to have a Company Material Adverse Effect or prevent consummation of the Transactions.

         SECTION 4.19.  ENVIRONMENTAL PROTECTION.

         (i) The Company and its Significant Subsidiaries have obtained all permits, licenses and other authorizations which are required under the Environmental Laws (as defined below) for the ownership, use and operation of each property owned, operated or leased by the Company and its Significant Subsidiaries (the "Property"), all such permits, licenses and authorizations are in full force and effect, no appeal nor any other action is pending to revoke any such permit, license or authorization, and the Company and its Significant Subsidiaries are in full compliance with all material terms and conditions of all such permits, licenses and authorizations, except where the failure to have all such permits, licenses and other authorizations, the failure to be in full force and effect and in compliance therewith or the existence of any such appeal or other action would not reasonably be expected to have a Company Material Adverse Effect.

         (ii) The Company and its Significant Subsidiaries are in compliance in all respects with all Environmental Laws, except where the failure to be in compliance therewith is not reasonably expected to individually or in any series of related occurrences result in a Company Material Adverse Effect.

         (iii) There is no suit, action, demand, claim or proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Significant Subsidiaries nor, to the knowledge of the Company, is there any investigation by any Governmental Entity under way, in any case relating in any way to alleged noncompliance by the Company or any of its Significant Subsidiaries with, or liability of the Company or any of its Significant Subsidiaries under Environmental Laws.

         (iv) The Company and its Significant Subsidiaries have not, and to the Company's knowledge, no other person has, Released (as defined below), placed, stored, buried or dumped any material quantities of Hazardous Substances (as defined below) on, beneath or adjacent to the Property or, to the knowledge of the Company, any property formerly owned, operated or leased by the Company or its Significant Subsidiaries, except for the presence of such Hazardous Substances as could not reasonably be expected to have a Company Material Adverse Effect.

         (v) Neither the Company nor any of its Significant Subsidiaries has entered into any agreement that requires them to pay to, reimburse, guarantee, pledge, defend, indemnify or hold harmless any person for or against any liabilities or costs in connection with any currently pending or, to the Company's knowledge, currently threatened suit, action, notice, proceeding or investigation relating to alleged noncompliance with, or liability under, Environmental Laws.

         (vi) The Company and its Significant Subsidiaries have not received any written notice or written order from any Governmental Entity or private entity advising them that they are responsible for or potentially responsible for cleanup or paying for the cost of Cleanup of any Hazardous Substances and neither the Company nor any Significant Subsidiary has entered into any agreements concerning such Cleanup, nor is the Company aware of any material facts which the Company has specific grounds to believe will give rise to such notice, order or agreement.

         (vii) As used in this Agreement: "Cleanup" shall mean all actions required to (a) cleanup, remove, treat or remediate Hazardous Substances in the indoor or outdoor environment, (b) prevent the Release of Hazardous Substances so that they do not migrate, endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) perform pre-remedial studies and investigations and post-remedial monitoring and care, (d) respond to any government requests for information or documents in any way relating to cleanup, removal, treatment or remediation or potential cleanup, removal, treatment or remediation of Hazardous Substances in the indoor or outdoor environment or (e) any administrative, judicial, or other proceedings related to the above. "Environmental Laws" shall mean all applicable foreign, federal, state and local laws, regulations, rules and ordinances relating to pollution or protection of the environment or human health and safety, including laws relating to Releases or threatened Releases of Hazardous Substances into the indoor or outdoor environment including ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, release, transport or handling of Hazardous Substances and all laws and regulations with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances, and all laws relating to endangered or threatened species of fish, wildlife and plants and the management or use of natural resources; "Hazardous Substance" means: (a) any petrochemical or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of "hazardous substances", "hazardous wastes", "hazardous materials", "restricted hazardous materials", "extremely hazardous substances", "toxic substances", "contaminants" or "pollutants" or words of similar meaning and regulatory effect; or (c) any other chemical, material or substance exposure to which is prohibited, limited or regulated by any Environmental Law; and "release" shall mean any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, Leaching or migration into the indoor or outdoor environment including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or property.

         SECTION 4.20.  LABOR RELATIONS AND EMPLOYMENT.  Except as set forth in
Section 4.20 of the Disclosure Schedule, (i) there is no labor strike, or material dispute, slowdown, stoppage or lockout actually pending, or to the knowledge of the Company, threatened against or affecting the business of the Company and its Significant Subsidiaries and during the past five years there has not been any such action that was ma-terial to the Company; (ii) to the knowledge of the Company, no union claims to represent the employees of the Company and its Significant Subsidiaries; (iii) neither the Company nor any Significant Subsidiary of the Company is a party to or bound by any collective bargaining or similar agreement with any labor organization, and no work rules or practices agreed to with any labor organization or employee association are applicable to employees of the Company or any Significant Subsidiary; (iv) to the knowledge of the Company, none of the employees of the Company or any Significant Subsidiary is represented by any labor organization; (v) there is no unfair labor practice charge or complaint against the Company or any Significant Subsidiary pending or, to the knowledge of the Company, threatened before the National Labor Relations Board or any similar state or foreign agency which, if adversely determined, would reasonably be expected to have a Company Material Adverse Effect; (vi) there is no grievance arising out of any collective bargaining agreement or other grievance procedure which, if adversely determined, would reasonably be expected to have a Company Material Adverse Effect; (vii) to the knowledge of the Company, no charges with respect to or relating to the Company or any Significant Subsidiary are pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful practices which, if adversely determined, would reasonably be expected to have a Company Material Adverse Effect; and (viii) the Company has not received notice of the intent of any federal, state, local or foreign agency responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to the Company or any Significant Subsidiary and, to the knowledge of the Company, no such investigation is in progress.

         SECTION 4.21. CONTRACTS. Each material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its Significant Subsidiaries is a party or by which any of them or any of their properties or assets may be bound (the "Material Contracts") is a valid and binding obligation of the Company or such Significant Subsidiaries, as applicable, and in full force and effect, except where failure to be valid and binding and in full force and effect would not reasonably be expected to have a Company Material Adverse Effect, and there are no defaults by the Company or any of its Significant Subsidiaries or, to the Company's knowledge, any other party thereto, thereunder, except those defaults that would not reasonably be expected to have a Company Material Adverse Effect.

         SECTION 4.22. INVENTORY. Except as disclosed in Section 4.22 of the Disclosure Schedule hereto, all inventory reflected on the most recent unaudited balance sheet of the Company and all inventory acquired since the date of such balance sheet, in either instance, other than inventory sold in the ordinary course of business consistent with past practice is, as of the date hereof, the property of the Company and its subsidiaries, free and clear of any Lien, other than statutory Liens being contested in good faith, has not been pledged as collateral, and is not held on consignment from others. Except as disclosed on
Schedule 4.22 hereto, all inventories held by the Company and its subsidiaries at any location are (a) valued on the most recent unaudited balance sheet of the Company at lower of cost or market, (b) except to the extent of any reserve therefor on the most recent audited balance sheet of the Company, based on the Company's experience, not obsolete, slow-moving, or damaged.

         SECTION 4.23. BALANCE SHEET RESERVES. The reserves for accounts receivable reflected in the most recent audited balance sheet of the Company have been established in accordance with GAAP and such reserves, taken as a whole, based on the Company's experience, are adequate to cover any losses relating to collectibility of accounts receivable.

         SECTION 4.24. FOREIGN CORRUPT PRACTICES ACT. Neither the Company nor any of its Significant Subsidiaries, nor, to the Company's knowledge, any director, officer or employee of the Company or any of its Significant Subsidiaries has, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or made any bribe, rebate, payoff, influence payment, kickback, or other unlawful payment.

                                     ARTICLE V

                  Representations and Warranties of Parent and Sub

         Parent and Sub jointly and severally represent and warrant to the Company as follows:

         SECTION 5.01. STANDING AND CORPORATE POWER. Each of Parent and Sub is a corporation validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted.

         SECTION 5.02. AUTHORITY; NONCONTRAVENTION. Parent and Sub have all the requisite corporate power and authority to enter into this Agreement and to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and Sub. This Agreement has been duly executed and delivered by Parent and Sub and constitutes a valid and binding obligation of each such party, enforceable against each such party in accordance with its terms. The execution and delivery of the Operative Agreements do not, and the consummation of the Transactions and compliance with the provisions of the Operative Agreements will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or any of its subsidiaries under,
(i) the certificate of incorporation or by-laws of Parent or Sub or the comparable charter or organizational documents of any other subsidiary of Parent, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent or Sub or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent, Sub or any other subsidiary of Parent or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights or Liens or judgments, orders, decrees, statutes, laws, ordinances, rules or regulations that individually or in the aggregate would not (x) have a material adverse effect on Parent and its subsidiaries taken as a whole, (y) impair the ability of Parent and Sub to perform their respective obligations under this Agreement or (z) prevent the consummation of any of the Transactions. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent, Sub or any other subsidiary of Parent in connection with the execution and delivery of this Agreement or the consummation by Parent or Sub, as the case may be, of any of the Transactions, except for

(i) the filing of a premerger notification and report form under the HSR Act,
(ii) the filing with the SEC of the Offer Documents and such reports under Sections 13 and 16(a) of the Exchange Act as may be required in connection with the Operative Agreements and the Transactions, (iii) the filing of the Certificate of Merger with the Maryland Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (iv) all necessary consents and approvals from each of the Customs Service Bureau and the Bureau of Alcohol, Tobacco and Firearms applicable to the Merger and (v) such other consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the "takeover" or "blue sky" laws of various states.

         SECTION 5.03. INFORMATION SUPPLIED. None of the information supplied or to be supplied by Parent or Sub for inclusion or incorporation by reference in the Offer Documents, the Schedule 14D-9, the Information Statement or the Proxy Statement will, in the case of the Offer Documents, the Schedule 14D-9 and the Information Statement, at the respective times the Offer Documents, the
Schedule 14D-9 and the Information Statement are filed with the SEC or first published, sent or given to the Company's stockholders, or, in the case of the Proxy Statement, at the date the Proxy Statement is first mailed to the Company's stockholders or at the time of the meeting of the Company's stockholders held to vote on approval and adoption of this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Offer Documents will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder, except that no representation or warranty is made by Parent or Sub with respect to statements made or incorporated by reference therein based on information supplied by the Company for inclusion or incorporation by reference therein.

         SECTION 5.04. BROKERS. No broker, investment banker, financial advisor or other person, other than NatWest Markets Corporate Finance Advisory Limited, the fees and expenses of which shall be paid by Parent, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Sub.

         SECTION 5.05. FINANCING. Parent and Sub have readily available all of the funds necessary to consummate the Offer and the Merger on the terms contemplated by the Operative Agreements, and, at the expiration of the Offer and the Effective Time of the Merger, Parent and Sub shall have available all of the funds necessary for the acquisition of all shares of Common Stock pursuant to the Offer and the Merger, as the case may be, and to perform their respective obligations under this Agreement.

                                     ARTICLE VI

                     Covenants Relating to Conduct of Business

         SECTION 6.01.  CONDUCT OF BUSINESS.

         (a) ORDINARY COURSE. During the period from the date of this Agreement to the earlier of the Effective Time of the Merger and the appointment or election of Sub's designees to the Company Board pursuant to Section 7.06 (such earlier time, the "Control Time"), the Company shall, and shall cause its subsidiaries to, carry on their respective businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use all reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with them to the end that their goodwill and ongoing businesses shall be unimpaired at the Effective Time of the Merger. Without limiting the generality of the foregoing, except as contemplated by this Agreement or otherwise approved in writing by Parent, during the period from the date of this Agreement to the Control Time, the Company shall not, and shall not permit any of its subsidiaries to:

         (i) (A) declare, set aside or pay any dividends on (except for the regularly quarterly dividends of $.06 per share), or make any other distributions in respect of, any of its capital stock, other than dividends and distributions by any direct or indirect wholly owned subsidiary of the Company to its parent, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or

    (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

         (ii) issue, deliver, sell, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, other than the issuance of Common Stock upon the exercise of Stock Options outstanding on the date of this Agreement in accordance with their present terms;

         (iii) amend its charter, by-laws or other comparable charter or organizational documents;

         (iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, joint venture, association or other business organization or division thereof or (B) any assets that are material, individually or in the aggregate, to the Company and its subsidiaries taken as a whole, except purchases of inventory in the ordinary course of business consistent with past practice;

         (v) sell, lease, license, mortgage or otherwise encumber or subject to any Lien (except for such Liens required by law) or otherwise dispose of any of its properties or assets, except in the ordinary course of business consistent with past practice;

         (vi) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice and pursuant to existing agreements, or (B) make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any direct or indirect wholly owned subsidiary of the Company;

         (vii) make or agree to make any new capital expenditure or expenditures not contemplated by the Company's current budget, as such budget is set forth in Section 6.01 of the Disclosure Schedule;

         (viii) (A) grant to any officer of the Company or any of its subsidiaries any increase in compensation, except as was required under employment agreements in effect as of January 26, 1997, (B) grant to any officer of the Company or any of its subsidiaries any increase in severance or termination pay, except as was required under employment, severance or termination agreements in effect as of January 26, 1997, (C) except as set forth in Section 6.01 of the Disclosure Schedule, enter into any employment, severance or termination agreement with any officer of the Company or any of its subsidiaries or (D) amend any Benefit Plan in any respect;

         (ix) make any change in accounting methods, principles or practices materially affecting the Company's assets, liabilities or business, except insofar as may have been required by a change in generally accepted accounting principles;

         (x) pay, discharge, settle or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms;

         (xi) except in the ordinary course of business, modify, amend or terminate any Material Contract or waive or release or assign any material rights or claims under any Material Contract;

         (xii) make any material tax election or settle or compromise any material income tax liability; or

         (xiii) authorize any of, or commit or agree to take any of, the foregoing actions.

          (b) OTHER ACTIONS. The Company shall not, and shall not permit any of its subsidiaries to, take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of the Company set forth in this Agreement that are qualified as to materiality becoming untrue, (ii) any of such representations and warran-ties that are not so qualified becoming untrue in any material respect or (iii) except as otherwise permitted by Section 6.02, any of the conditions to the Offer set forth in Exhibit A, or any of the conditions to the Merger set forth in Article VIII, not being satisfied.

         (c) ADVICE OF CHANGES. The Company shall promptly advise Parent orally and in writing of any change or event having, or which, insofar as can reasonably be foreseen, would have, a Company Material Adverse Effect.

         SECTION 6.02. NO SOLICITATION. (a) The Company shall not, nor shall it permit any officer or director of the Company or any officer or director of its subsidiaries to, nor shall it authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor or representative of, the Company or any of its subsidiaries to, (i) solicit or initiate the submission of, any Takeover Proposal (as defined below), (ii) except as provided in Section 6.02(b), enter into any agreement with respect to any Takeover Proposal or (iii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to any Takeover Proposal, or take any other action to solicit or initiate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal; provided, however, that prior to the acceptance for payment of shares of Common Stock pursuant to the Offer, the Company may, after taking into account the advice of outside counsel, in response to an unsolicited written bona fide Takeover Proposal which contains no financing condition from a person that the Company Board reasonably believes has the financial ability to make a Superior Proposal (as defined in Section 6.02(b)), subject to compliance with Section 6.02(c), furnish non-public information with respect to the Company to such person pursuant to a customary confidentiality agreement and participate in discussions or negotiations with such person. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by any executive officer or director of the Company or any of its subsidiaries or any investment banker/attorney or other advisor or representative of the Company or any of its subsidiaries shall be deemed to be a breach of this Section 6.02(a) by the Company. For purposes of this Agreement, "Takeover Proposal" means any written proposal for a merger or other business combination involving the Company or any of its subsidiaries or any proposal or offer to acquire in any manner, directly or indirectly, more than 20% of the equity securities of the Company or more than 20% of the Company's consolidated total assets, other than the Transactions.

         (b) Neither the Company Board nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Sub, the approval or recommendation by the Company Board or any such committee of the Offer, this Agreement or the Merger or (ii) approve or recommend, or propose to approve or recommend, any Takeover Proposal. Notwithstanding the foregoing, the Company Board, may approve or recommend (and, in connection therewith withdraw or modify its approval or recommendation of the Offer, this Agreement or the Merger) a Superior Proposal. For purposes of this Agreement, "Superior Proposal" means a bona fide Takeover Proposal which contains no financing condition made by a third party on terms which the Company Board determines in its good faith judgment, after taking into account the written advice of the Company's investment banker, to be more favorable to the Company's stockholders than the Offer and the Merger.

         (c) The Company shall promptly advise Parent orally and in writing of any Takeover Proposal or any inquiry with respect to or which it believes would be reasonably likely to lead to any Takeover Proposal unless the Company Board is advised by outside legal counsel that the furnishing of such advice would be inconsistent with the legal obligations of the Company Board. The Company shall keep Parent informed of the status of any such Takeover Proposal or inquiry.

         (d) Nothing in this Section 6.02 shall prevent the Company and the Company Board from complying with Rule 14e-2 under the Exchange Act, or issuing a communication meeting the requirements of Rule 14d-9(e) under the Exchange Act, with respect to any tender offer or otherwise prohibit the Company from making any public disclosures required by law or the requirements of the New York Stock Exchange; provided, however, that the Company may not, except as permitted by Section 6.02(b), withdraw or modify its position with respect to the Offer or the Merger or approve or recommend, or propose to approve or recommend, a Takeover Proposal.

                                    ARTICLE VII

                               Additional Agreements

         SECTION 7.01.  STOCKHOLDER APPROVAL; PREPARATION OF PROXY STATEMENT.
(a) If stockholder approval of the Merger is required by law, except to the extent that the Company Board shall have withdrawn or modified its approval or recommendation of the Offer, or the Merger as permitted by Section 6.02(b), the Company shall, at Parent's request, as soon as practicable following Sub's purchase of shares of Common Stock in the Offer satisfying the Minimum Condition, duly call, give notice of, convene and hold a meeting of its stockholders (the "Stockholders Meeting") for the purpose of the approval of the Merger and adoption of this Agreement. The Company shall, through the Company Board, recommend to its stockholders the approval of the Merger, except to the extent that the Company Board shall have withdrawn or modified its approval or recommendation of the Offer or the Merger as permitted by Section 6.02(b). Notwithstanding the foregoing, if Sub or any other subsidiary of Parent shall acquire at least 90% of the outstanding shares of Common Stock the parties shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the expiration of the Offer without a Stockholders Meeting in accordance with Section 3-106 of the MGCL.

         (b) If stockholder adoption of this Agreement is required by law, except to the extent that the Company Board shall have withdrawn or modified its approval or recommendation of the Offer or the Merger as permitted by Section 6.02(b), the Company shall, at Parent's request, as soon as practicable following Sub's purchase of shares of Common Stock in the Offer satisfying the Minimum Condition, prepare and file a preliminary Proxy Statement with the SEC and shall use its reasonable efforts to respond to any comments of the SEC or its staff and, except to the extent that the Company Board shall have withdrawn or modified its approval or recommendation of the Offer or the Merger as permitted by Section 6.02(b), to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as practicable after such filing. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff on the other hand, with respect to the Proxy Statement or the Merger. If at any time prior to the adoption of this Agreement by the Company's stockholders there shall occur any event that should be set forth in an amendment or supplement to the Proxy Statement, this Company shall promptly prepare and mail to its stockholders such an amendment or supplement. The Company shall not mail any Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects.

         (c) Parent shall cooperate with the Company in preparing the Proxy Statement and shall promptly furnish to the Company all information as may be requested in connection therewith and Parent shall cause all shares of Common Stock purchased pursuant to the Offer and all other shares of Common Stock owned by Sub or any other subsidiary of Parent to be voted in favor of the adoption of this Agreement.

         SECTION 7.02. ACCESS TO INFORMATION; CONFIDENTIALITY. The Company shall, and shall cause each of its Significant Subsidiaries to, afford to Parent, and to Parent's officers, employees, accountants, counsel, financial advisers and other representatives, reasonable access during normal business hours during the period prior to the Effective Time of the Merger to all their respective properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of its Significant Subsidiaries to, furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request. All such information shall be held in accordance with the confidentiality agreement (the "Confidentiality Agreement") dated
January 6, 1997.

         SECTION 7.03. REASONABLE EFFORTS; NOTIFICATION. (a) Upon the terms and subject to the conditions set forth in this Agreement, unless, to the extent permitted by Section 6.02(b), the Company Board approves or recommends a Superior Proposal, each of the parties shall use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offer, the Merger and the other Transactions, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging any Operative Agreement or the consummation of any of the Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and
(iv) the execution and delivery of any additional instruments necessary to consummate the Transactions and to fully carry out the purposes of the Operative Agreements. In connection with and without limiting the foregoing, the Company and the Company Board shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Offer, the Merger or any Operative Agreement or any of the other Transactions and (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Offer, the Merger, any Operative Agreement or any other Transaction, take all action necessary to ensure that the Offer, the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by the Operative Agreements and otherwise to minimize the effect of such statute or regulation on the Offer, the Merger and the other Transactions. Notwithstanding the foregoing, the Company Board shall not be prohibited from taking any action permitted by Section 6.02(b).

         (b) The Company shall give prompt notice to Parent, and Parent or Sub shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

         SECTION 7.04. STOCK OPTIONS. (a) Either prior to or as soon as practicable following the consummation of the Offer, the Company Board (or, if appropriate, any committee administering the Stock Plans) shall adopt such resolutions or take such other actions as are required to adjust the terms of all outstanding Stock Options heretofore granted under any stock option program or arrangement of the Company (collectively, the "Stock Plans") or any other stock option plan to provide that, at the Effective Time of the Merger, each Stock Option outstanding immediately prior to the acceptance for payment of shares of Common Stock pursuant to the Offer (whether or not vested) shall be canceled in exchange for a cash payment by the Company of, or can only be exercised for net cash equal to, an amount equal to (i) the excess, if any, of (A) the price per share of Common Stock to be paid pursuant to the Offer over (B) the exercise price per share of Common Stock subject to such Stock Option, multiplied by (ii) the number of shares of Common Stock for which such Stock Option shall not theretofore have been exercised. The Company represents and warrants that no consents of the holders of the Stock Options are necessary to effectuate the foregoing cash-out. After the date of this Agreement, neither the Company Board nor any committee thereof shall cause any Stock Option to become exercisable as a result of the execution of the Operative Agreements or the consummation of the Transactions.

         (b) All amounts payable pursuant to this Section 7.04 shall be subject to any required withholding of taxes and shall be paid without interest.

         (c) The Stock Plans shall terminate as of the Effective Time of the Merger, and the provisions in any other Benefit Plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be deleted as of the Effective Time of the Merger, and the Company shall ensure that following the Effective Time of the Merger no holder of a Stock Option or any participant in any Stock Plan or other Benefit Plan shall have any right thereunder to acquire any capital stock of the Company or the Surviving Corporation.

         SECTION 7.05. INDEMNIFICATION. (a) From and after the Effective Time, Parent and the Surviving Corporation shall indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer, director or employee of the Company or any of its subsidiaries (the "Indemnified Parties") against (i) all losses, claims, damages, costs, expenses (including attorney's fees and expenses), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed) of or in connection with any claim, action, suit, proceeding or investigation (a "Claim") in which an Indemnified Party is, or is threatened to be made, a party or a witness based in whole or in part on or arising in whole or in part out of the fact that such person is or was an officer, director or employee of the Company or any of its subsidiaries, whether such Claim pertains to any matter or fact arising, existing or occurring at or prior to the Effective Time, regardless of whether such Claim is asserted or claimed prior to, at or after the Effective Time (the "Indemnified Liabilities"), and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Agreement, the Merger, the Offer, the Operative Agreements or the other transactions contemplated hereby or by the Operative Agreements, in the case of either clause (i) or (ii) to the full extent the Company would have been permitted under Maryland law and its Restated Certificate of Incorporation and By-Laws to indemnify such person (and Parent shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by law and under such Restated Certificate of Incorporation or By-Laws, upon receipt of any undertaking required by such Restated Certificate of Incorporation, By-Laws or applicable law). Any Indemnified Party wishing to claim indemnification under this Section 7.05(a), upon learning of any Claim, shall notify Parent (but the failure so to notify Parent shall not relieve it from any liability which Parent may have under this
Section 7.05(a) except to the extent such failure prejudices Parent) and shall deliver to Parent any undertaking required by such Restated Certificate of Incorporation, By-Laws or applicable law. Parent shall use its best efforts to assure, to the extent permitted under applicable law, that all limitations of liability existing in favor of the Indemnified Parties as provided in the Company's Restated Certificate of Incorporation and By-Laws, as in effect as of the date hereof, with respect to claims or liabilities arising from facts or events existing or occurring prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement and the Operative Agreements), shall survive the Merger. The obligations of Parent described in this Section 7.05(a) shall continue in full force and effect, without any amendment thereto, for a period of not less than six years from the Effective Time; provided, however, that all rights to indemnification in respect of any Claim asserted or made within such period shall continue until the final disposition of such Claim; and provided, further, that nothing in this Section 7.05(a) shall be deemed to modify applicable Maryland law regarding indemnification of former officers and directors. The Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

         (b) Parent and the Surviving Corporation shall cause to be maintained in effect for not less than six years from the Effective Time the current policies of directors' and officers' liability insurance maintained by the Company and its subsidiaries (provided that Parent and the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to the Indemnified Parties in all material respects so long as no lapse in coverage occurs as a result of such substitution) with respect to all matters, including the transactions contemplated hereby, occurring prior to, and including, the Effective Time, provided that, in the event that any Claim is asserted or made within such six-year period, such insurance shall be continued in respect of any such Claim until final disposition of any and all such Claims, provided, further, that Parent shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 150% of the premiums paid as of the date hereof by Parent for such insurance.

         (c) The obligations of Parent and the Surviving Corporation under this Section 7.05 are intended to benefit, and be enforceable against Parent and the Surviving Corporation directly by, the Indemnified Parties, and shall be binding on all respective successors of Parent and the Surviving Corporation.

         SECTION 7.06. DIRECTORS. Promptly upon the acceptance for payment of, and payment by Sub for, any shares of Common Stock pursuant to the Offer (which constitute at least the Minimum Condition), Sub shall be entitled to designate such number of directors on the Company Board as shall give Sub, subject to compliance with Section 14(f) of the Exchange Act, representation on the Company Board equal to at least that number of directors, rounded up to the next whole number, which is the product of (a) the total number of directors on the Company Board (giving effect to the directors elected pursuant to this sentence) multiplied by (b) the percentage that (i) such number of shares of Common Stock so accepted for payment and paid for by Sub plus the number of shares of Common Stock otherwise owned by Sub or any other subsidiary of Parent bears to (ii) the number of such shares outstanding, and the Company shall, at such time, cause Sub's designees to be so elected. Subject to applicable law, the Company shall take all action requested by Parent necessary to effect any such election, including mailing to its stockholders the Information Statement containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and the Company shall make such mailing with the mailing of the Schedule 14D-9 (provided that Sub shall have provided to the Company on a timely basis all information required to be included in the Information Statement with respect to Sub's designees). In connection with the foregoing, the Company shall promptly, at the option of Sub, either increase the size of the Company Board or obtain the resignation of such number of its current directors as is necessary to enable Sub's designees to be elected or appointed to the Company Board as provided above. The provisions of this Section 7.07 are in addition to and shall not limit any rights which Sub, Parent or any of their affiliates may have as a holder or beneficial owner of shares of Common Stock as a matter of law with respect to the election of directors or otherwise.

         SECTION 7.07. FEES AND EXPENSES. (a) Except as provided in paragraphs (b) and (c) below and in Section 7.09, all fees and expenses incurred in connection with the Offer, the Merger, this Agreement and the Transactions shall be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated.

         (b)  The Company shall pay to Parent, upon demand, a fee of:

         (x) $20 million (the "Termination Fee"), payable in same day funds, if:

                   (i) this Agreement shall be terminated pursuant to Section 9.01(b)(i) as a result of the existence of any condition set forth in paragraph (d) of Exhibit A;

                   (ii) (A) after the date of this Agreement, any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act), other than Parent, Sub, any of their respective affiliates or other persons with whom any of the foregoing is part of a group, shall have publicly made a Takeover Proposal, (B) the Offer shall have remained open until at least the scheduled expiration date immediately following the date such Takeover Proposal is made (and in any event for at least ten business days following the date such Takeover Proposal is made), (C) the Minimum Tender Condition shall not have been satisfied at the expiration of the Offer, (D) this Agreement shall thereafter be terminated pursuant to Section 9.01(b)(i) and
         (E) the Company Board, within 10 business days after the public announcement of such Takeover Proposal, either fails to recommend against ac-ceptance of such Takeover Proposal by the Company's shareholders or announces that it takes no position with respect to the acceptance of such Takeover Proposal by the Company's shareholders; or

                   (iii)     this Agreement shall be terminated pursuant to
         Section 9.01(c) or 9.01(d) (but, only if, in the case of paragraph (f) of Exhibit A, where such condition existed on the date of this Agreement); or

         (y) in the event this Agreement is terminated pursuant to Section 9.01(d) as a result of any condition set forth in paragraph (f) of Exhibit A, and provided that no Termination Fee is or would become payable hereunder, the Company shall pay to Parent all Parent Expenses up to and including $1,000,000. For purposes of this Section 7.07(b)(y), "Parent Expenses" shall mean all out-of-pocket fees and expenses (including, without limitation, all travel expenses and all fees and expenses of counsel, investment banking firms, accountants, experts and consultants to Parent) incurred or paid by or on behalf of Parent in connection with or leading to this Agreement, the transactions contemplated hereby, and performing or securing performance of the obligations of Parent hereunder, including, without limitation, such fees and expenses related to preparation and negotiation of documentation.

         (c) In the event this Agreement is terminated, the Offer is terminated or the Merger does not occur, solely due to a breach by Parent or Sub of any of its covenants, agreements or obligations hereunder, without limitation of any other rights or remedies available to the Company at law or in equity, Parent and Sub shall pay to the Company, upon demand, all Expenses of the Company up to and including $4,000,000. For purposes of this Section 7.07(c), "Expenses" shall mean all out-of-pocket fees and expenses (including, without limitation, all travel expenses and all fees and expenses of counsel, investment banking firms, accountants, experts and consultants to the Company) incurred or paid by or on behalf of the Company in connection with or leading to this Agreement, the transactions contemplated hereby, and performing or securing performance of the obligations of the Company hereunder, including, without limitation, such fees and expenses related to preparation and negotiation of documentation.

         SECTION 7.08. PUBLIC ANNOUNCEMENTS. Parent and Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Transactions, including the Offer and the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange.

         SECTION 7.09. TRANSFER TAXES. Parent shall pay or cause Sub to pay any state or local taxes, use, transfer tax or similar tax (including any real property transfer or gains tax) payable in connection with the consummation of the Offer and/or the Merger (collectively, the "Transfer Taxes"). The Company agrees to cooperate with Parent or Sub, as the case may be, in the filing of any returns with respect to the Transfer Taxes, including supplying in a timely manner a complete list of all real property interests held by the Company and its subsidiaries and any information with respect to such property that is reasonably necessary to complete such returns. The portion of the consideration allocable to the assets giving rise to such Transfer Taxes shall be agreed to by the Company and Parent.

                                    ARTICLE VIII

                                Conditions Precedent

         The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

         (a) STOCKHOLDER APPROVAL. If required by applicable law, this Agreement and the Merger shall have been approved by the affirmative vote or consent of the holders of a majority of the outstanding shares of Common Stock in accordance with applicable law and the Company's Charter.

         (b) HSR ACT. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

         (c) NO INJUNCTIONS OR RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that each of the parties shall have used its best efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered.

         (d) OTHER GOVERNMENTAL CONSENTS. The Company and Parent shall have received all necessary consents and approvals from each of the Customs Service Bureau and the Bureau of Alcohol, Tobacco and Firearms applicable to the Merger.

                                     ARTICLE IX

                         Termination, Amendment and Waiver

         SECTION 9.01. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time of the Merger, whether before or after approval of matters presented in connection with the Merger by the stockholders of the
Company:

         (a)  by mutual written consent of Parent and the Company;

         (b)  by either Parent or the Company:

              (i) if Sub shall not have purchased that number of shares which constitutes the Minimum Tender Condition of Common Stock pursuant to the Offer prior to December 31, 1997; PROVIDED, HOWEVER, that the passage of such period shall be tolled for any part thereof during which any party shall be subject to a nonfinal order, decree, ruling or action restraining, enjoining or otherwise prohibiting the purchase of shares of Common Stock pursuant to the Offer or the consummation of the Merger; or

              (ii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the purchase of shares of Common Stock pursuant to the Offer or the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

              (iii) if the Merger shall not have consummated by April 30, 1998 or such later date mutually agreed to by the parties; PROVIDED, HOWEVER, that the passage of such period shall be tolled for any part thereof during which any party shall be subject to a nonfinal order, decree, ruling or action restraining, enjoining or otherwise prohibiting the purchase of shares of Common Stock pursuant to the Offer or the consummation of the Merger; PROVIDED, FURTHER, HOWEVER, that the right to terminate this Agreement pursuant to this Section 9.01(b)(iii) shall not be available to any party whose failure to perform any obligations under this Agreement results in the failure of the Merger to be consummated by such time;

         (c) by the Company if (x) to the extent permitted by Section 6.02(b), the Company Board approves or recommends a Superior Proposal and (y) prior to or contemporaneously with such termination, the Company pays to Parent an amount in cash equal to the Termination Fee;

         (d) by Parent or Sub if Sub terminates the Offer as a result of the occurrence of any event set forth in paragraphs (d), (f) and (g) of Exhibit A to this Agreement;

         (e) by the Company if Sub terminates the Offer as a result of the occurrence of any event set forth in paragraph (a), (b), (c), (e), (f) or
    (g) of Exhibit A to this Agreement;

         (f) by the Company in the event the Company has convened a Stockholders Meeting in accordance with Section 7.01 and the Merger and this Agreement have not been approved by the affirmative vote or consent of the holders of the requisite number of outstanding shares of Common Stock in accordance with applicable law and the Company's Charter;


         (g) by the Company if Sub (A) shall have failed to commence the Offer within the time required under the Exchange Act or (B) shall have failed to pay for any Common Stock accepted for payment pursuant to the Offer and, in the case of clause (B), Sub shall have failed to make such payment within three business days of receipt of written notice thereof from the Company; PROVIDED, HOWEVER, that any such failure is not caused by a material breach by the Company; or

         (h) by the Company if Parent or Sub fail to perform in any material respect any provision of this Agreement and Parent or Sub have failed to perform such obligation or cure such breach within 10 business days of its receipt of written notice from the Company and such failure to perform has not been waived in accordance with the terms of this Agreement; PROVIDED, HOWEVER, that such failure to perform is not caused by a material breach by the Company.

         SECTION 9.02. EFFECT OF TERMINATION. In the event of termination of this Agreement by either the Company or Parent as provided in Section 9.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than the provisions of Section 4.15, Section 5.04, the last sentence of Section 7.02,
Section 7.07, this Section 9.02 and Article IX and except to the extent that such termination results from the wilful and material breach by a party of any of its representations, warranties, covenants or agreements set forth in the Operative Agreements.

         SECTION 9.03. AMENDMENT. This Agreement may be amended by the parties at any time before or after any required approval of matters presented in connection with the Merger by the stockholders of the Company; provided, however, that after any such approval, there shall not be made any amendment that by law requires further approval by such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

         SECTION 9.04. EXTENSION; WAIVER. At any time prior to the Effective Time of the Merger, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 9.03, waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

         SECTION 9.05. PROCEDURE FOR TERMINATION, AMENDMENT, EXTENSION OR WAIVER. A termination of this Agreement pursuant to Section 9.01, an amendment of this Agreement to Section 9.03 or an extension or waiver pursuant to Section
9.04 shall, in
order to be effective, require (a) in the case of Parent or Sub action by a majority of its respective Board of Directors and (b) in the case of the Company, action by a majority of the members of the Board of Directors of the Company who were members thereof on the date of this Agreement and remain as such hereafter; PROVIDED, HOWEVER, that in the event that Sub's designees are appointed or elected to the Board of Directors of the Company as provided in
Section 7.06, after the acceptance for payment of shares of Common Stock pursuant to the Offer and prior to the Effective Time of the Merger, the affirmative vote of a majority of the Directors who are not Sub's, designees or appointees as provided in Section 7.06, in lieu of the vote required pursuant to clause (b) above, shall be required to (i) amend or terminate this Agreement by the Company, (ii) exercise or waive any of the Company's rights or remedies under this Agreement or (iii) extend the time for performance or Parent's and Sub's respective obligations under this Agreement.

                                     ARTICLE X

                                 General Provisions

         SECTION 10.01. NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time of the Merger. This Section 10.01 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time of the Merger.

         SECTION 10.02. NOTICES. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                   (a)  if to Parent or Sub, to

                   BAA plc
                   Stockley House
                   130 Wilton Road
                   London SW1V 1LQ
                   Attention:  Robert Herga
                   with a copy to:
                   Cahill Gordon & Reindel
                   80 Pine Street
                   New York, NY  10005

                   Attention:  Stephen A. Greene, Esq.

                   (b)  if to the Company, to

                   Duty Free International, Inc.
                   63 Copps Hill Road
                   Ridgefield, CT  06877

                   Attention:  Lawrence Caputo, Esq.

                   with a copy to:

                   Morgan, Lewis & Bockius LLP
                   101 Park Avenue
                   New York, NY  10178-0060

                   Attention:  Stephen P. Farrell, Esq.

         SECTION 10.03.  DEFINITIONS.  For purposes of this Agreement:

         An "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

         "material" means, when used in connection with the Company or Parent, material to the business, financial condition or results of operations of such party and its subsidiaries taken as a whole, and the term "materially" has a correlative meaning.

         "material adverse change" or "material adverse effect" means, when used in connection with the Parent, any change or effect (or any development that, insofar as can reasonably be foreseen, is likely to result in any change or effect) that is materially adverse to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of such party and its subsidiaries taken as a whole.

         "Operative Agreements" means this Agreement, the Stockholder Agreement, the Option Agreement, the Offer Documents and any other documents necessary to consummate the Merger.

         "person" means an individual, corporation, partnership, company, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

         A "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

         SECTION 10.04. INTERPRETATION. When a references is made in this Agreement to a Section or Exhibit, such reference shall be to a Section of, or an Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include, "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

         SECTION 10.05. COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

         SECTION 10.06. ENTIRE AGREEMENT; NO THIRD-PARTY BENEFICIARIES. The Operative Agreements and the Confidentiality Agreement (a) constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of the Operative Agreements and (b) except for the provisions of Article III with respect to the Paying Agent and Section 7.05, are not intended to confer upon any person other than the parties any rights or remedies hereunder.

         SECTION 10.07. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Maryland, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

         SECTION 10.08. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties, except that Sub may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to Parent or to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Sub of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

         SECTION 10.09. ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Maryland, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Maryland in the event any dispute arises out of any Operative Agreement or any of the Transactions, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it shall not bring any action relating to any Operative Agreement or any of the Transactions in any court other than a Federal or state court sitting in the State of Maryland.

          IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                  BAA PLC


                                  By: /s/ Barry Gibson
                                     -------------------------------
                                  Name: J M BARRY GIBSON
                                  Title: DIRECTOR


                                  W & G ACQUISITION CORPORATION


                                  By: /s/ Brian Collie
                                     -------------------------------
                                  Name: BRIAN COLLIE
                                  Title: VICE-PRESIDENT


                                  DUTY FREE INTERNATIONAL, INC.


                                  By: /s/ Alfred Carfora
                                     -------------------------------
                                  Name: ALFRED CARFORA
                                  Title: PRESIDENT

                                                                       EXHIBIT A
                               Conditions of the Offer

         Notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Sub's obligation to pay for or return tendered shares of Common Stock after the termination or withdrawal of the Offer), to pay for any shares of Common Stock tendered pursuant to the Offer unless (i) there shall have been validly tendered and not withdrawn prior to the expiration of the Offer that number of shares of Common Stock which would represent at least a majority of the Fully Diluted Shares (the "Minimum Tender Condition")and (ii) any waiting period under the HSR Act applicable to the purchase of shares of Common Stock pursuant to the Offer shall have expired or been terminated. The term "Fully Diluted Shares" means all outstanding securities entitled generally to vote in the election of directors of the Company on a fully diluted basis, after giving effect to the exercise or conversion of all options, rights and securities exercisable or convertible into such voting securities. Furthermore, notwithstanding any other term of the Offer or this Agreement, Sub shall not be required to accept for payment or, subject as aforesaid, to pay for any shares of Common Stock not theretofore accepted for payment or paid for, and may terminate the Offer if, at any time on or after the date of this Agreement and before the acceptance of such shares for payment or the payment therefor, any of the following conditions exists:

         (a) there shall be threatened or pending any suit, action or proceeding by any Governmental Entity (including, without limitation, the Department of the Treasury, the Customs Service Bureau and the Bureau of Alcohol, Tobacco and Firearms) or any other person (in the case of any suit, action or proceeding by a person other than a Governmental Entity, such suit, action or proceeding having a reasonable likelihood of success)
    (i) challenging the acquisition by Parent or Sub of any shares of Common Stock, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other Transactions, or seeking to obtain from the Company, Parent or Sub any damages that are material in relation to the Company and its subsidiaries taken as whole, (ii) seeking to prohibit or limit the ownership or operation by the Company, Parent or any of their respective subsidiaries of any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries, or to compel the Company, Parent or any of their respective subsidiaries to dispose of or hold separate any material portion of the business or assets of the Company, Parent or any of their respective subsidiaries, as a result of the Offer, the Merger or any of the other Transactions, (iii) seeking to impose limitations on the ability of Parent or Sub to acquire or hold, or exercise full rights of ownership of, any shares of Common Stock, including the right to vote the Common Stock purchased by it on all matters properly presented to the stockholders of the Company, or (iv) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect the business or operations of the Company or its subsidiaries, or (v) which otherwise is reasonably likely to prevent consummation of the Transactions;

         (b) there shall be any statute, rule, regulation, legislation, interpretation, judgment, order or injunction threatened, proposed, sought, enacted, entered, enforced, promulgated, amended or issued (each of the foregoing, a "Legal Event") with respect to, or deemed applicable to, or any consent or approval withheld with respect to, (i) Parent, the Company or any of their respective subsidiaries or (ii) the Offer, the Merger or any of the other Transactions by any Governmental Entity or before any court or governmental authority, agency or tribunal, domestic or foreign, that has a substantial likelihood of resulting, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph
    (a) above;

         (c) since the date of this Agreement there shall have occurred any material adverse change, or any development that, insofar as reasonably can be foreseen, is reasonably likely to result in a material adverse change, in the business, properties, assets, condition (financial or otherwise), results of operations or prospects of the Company and its subsidiaries taken as a whole other than changes resulting from currency exchange rate fluctuations, customs, tax and duty law changes and changes relating to the economy in general and to the Company's industry in general and not specifically relating to the Company or any of its Subsidiaries;

         (d) (i) the Company Board or any committee thereof shall have withdrawn or modified in a manner adverse to Parent or Sub its approval or recommendation of the Offer, the Merger or this Agreement, or approved or recommended any Superior Proposal or (ii) the Company Board or any committee thereof shall have resolved to do any of the foregoing;

         (e) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange or in the London Stock Exchange, for a period in excess of 24 hours (excluding suspensions or limitations resulting solely from physical damage or interference with such exchanges not related to market conditions), (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iii) a commencement of war, armed hostilities or other international or national calamity directly or indirectly involving the United States or involving the United Kingdom and, in the case of armed hostilities involving the United Kingdom, having, or which could reasonably be expected to have, a substantial continuing general effect on business and financial conditions in the United Kingdom, (iv) any limitation (whether or not mandatory) by any United States or the United Kingdom governmental authority on the extension of credit generally by banks or other financial institutions or
    (v) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

         (f) any of the representations and warranties of the Company set forth in this Agreement that are qualified as to materiality shall not be true and correct and any such representations and warranties that are not so qualified shall not be true and correct in any material respect, in each case as if such representations and warranties were made as of such time and the failure to be so true and correct or so true and correct in any material respect is a Company Material Adverse Effect, and except with respect to representations and warranties made as of an earlier time;

         (g) the Company shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under this Agree-ment and such failure would result in a Company Material Adverse Effect; or

         (h) the Merger Agreement shall have been terminated in accordance with its terms.

         Subject to Section 1.01(a), the foregoing conditions (i) may be asserted by Parent and Sub regardless of the circumstances giving rise to such condition and (ii) are for the sole benefit of Parent and Sub and may be waived by Parent or Sub, in whole or in part at any time and from time to time in the sole discretion of Parent or Sub. The failure by Parent or Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.